THE CEREGHINO GROUP CORPORATE INVESTOR RELATIONS 5333 - 15th Avenue South, Suite 1500 Seattle, WA 98108 206.762.0993 www.stockvalues.com	CONTACT:	FIRST MUTUAL BANCSHARES John Valaas, President & CEO Roger Mandery, Executive VP & CFO 425.455.7300 NEWS RELEASE
FIRST MUTUAL BANCSHARES POSTS 54th CONSECUTIVE QUARTER OF RECORD EARNINGS; CORE DEPOSITS INCREASED WITH CREDIT QUALITY REMAINING VERY STRONG

BELLEVUE, WA - April 25, 2006 - First Mutual Bancshares, Inc., (Nasdaq: FMSB) the holding company for First Mutual Bank, today reported that asset quality remained excellent, with core deposit growth contributing to the 54th consecutive quarter of record profits. Loan portfolio growth was moderate, reflecting an increase in sales finance loans sold into the secondary market. In the quarter ended March 31, 2006, net income was $2.7 million, up 5% from $2.6 million in the first quarter last year. Earnings per diluted share grew 6% to $0.50, compared to $0.47 per share a year ago, reflecting the November 2005 stock buyback that retired 2.7% of shares outstanding.

In the first quarter of 2006, First Mutual began expensing stock options, which decreased earnings by $88,000, net of tax, or $0.01 per diluted share. Had the expensing of stock options started on January 1, 2005, first quarter earnings last year would have been negatively impacted by $106,000, net of tax, or $0.02 per diluted share and therefore, pro forma earnings per diluted share, including stock option expense in the first quarter of last year, would have been up 11% from $0.45 in the first quarter of 2005.

Financial highlights for the first quarter of 2006, compared to a year ago, include:

1. Core deposits grew by 19% while time deposits were up 10%.

2. Loan originations increased on both a sequential-quarter and year-over-year basis.

3. Net loans grew 7% and deposits were up 13%.

4. Credit quality remains excellent, with non-performing assets equaling just 0.05% of total assets at quarter-end.

5. Noninterest income increased 25%, boosted by the gain on sale of loans and deposit fees.

6. Return on average equity improved to 17.8%.

Management will host an analyst conference call tomorrow morning, April 26, at 7:00 am PDT (10:00 am EDT) to discuss the results. Investment professionals are invited to dial (303) 262-2140 to participate in the live call. All current and prospective shareholders are welcome to listen to the live call or the replay through a webcast posted on the bank's website, www.firstmutual.com. Shortly after the call concludes, a telephone replay will be available for a month at (303) 590-3000, using passcode 11056963#.

"We remain committed to increasing core deposits to help keep our funding costs down, and we have posted meaningful growth despite stiff competition," stated John Valaas, President and CEO. "While our interest expense has grown, increasing our business and consumer checking accounts has helped mitigate the impact of the eight interest rate increases since the end of the first quarter last year."

The number of business checking accounts increased by 17% over the past year to 2,354 at quarter-end, with the associated balance rising 27% since the end of the first quarter last year. Consumer checking accounts increased 7% to 7,521 accounts at the end of March 2006, with the total balance up 4% from a year ago to $56.5 million.

Core deposits grew by 19% to $299 million, from $251 million at the end of the first quarter last year, while time deposits increased by 10% to $485 million, versus $441 million a year ago. In the first quarter of 2006 alone, core deposits grew by 10%, or $27.4 million, while time deposits decreased by 1%, or $4.5 million from year-end 2005. Total deposits increased 13% to $784 million at the end of March 2006, compared to $692 million at the end of the first quarter of 2005.

"In addition to retail and wholesale deposits, we utilize Federal Home Loan Bank (FHLB) advances to support our loan growth," Valaas said. "As we have slowed our portfolio growth slightly by increasing loan sales, we have been able to decrease FHLB advances from a year ago and since year-end. However, the increased cost of those advances has impacted our cost of funds."

Reflecting the rising interest rate environment, the cost of interest-bearing liabilities was 3.41% in the first quarter of 2006, compared to 3.09% in the preceding quarter and 2.36% in the first quarter of 2005. With 84% of the portfolio in adjustable rate loans, the yield on earning assets improved to 7.17% in the first quarter of 2006, compared to 6.95% in the final quarter of 2005 and 6.16% in the year-ago quarter.

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FMSB - 54th Quarter of Record Profits

April 25, 2006

"Our net interest margin has consistently hovered around 4% for a couple of years, with the exception of last quarter when it spiked to 4.18%," Valaas said. "In the fourth quarter, we were able to hold the line on deposit rates while still funding our growth and experiencing higher loan yields. That was somewhat of an anomaly, as we need to offer deposit rates in line with our competition to continue to grow our business. We have been offering promotional rates on money market accounts, and as a result, customers have shifted their deposits to earn better yields, and our cost of those funds has increased." The net interest margin was 4.02% in the quarter ended March 31, 2006, compared to 4.18% in the preceding quarter and 4.08% in the first quarter of 2005.

"The rise in funding costs was partially offset by our continued focus on niche consumer lending products, which generate yields that are generally superior to traditional commercial banking," Valaas said. "Loan originations have increased, with non-conforming residential lending and sales finance showing particular strength. We sold about 87% of our first quarter sales finance production, boosting gain on sales of loans immediately and building a servicing asset that should generate incremental fee income for the next few years."

New loan originations were $121 million in the first quarter of 2006, compared to $120 million in the preceding quarter and $118 million in the first quarter of 2005. Net portfolio loans increased by 7% to $871 million, compared to $812 million at the end of the first quarter last year. Total assets grew by 6% to $1.09 billion, from $1.02 billion at the end of March 2005.

At the end of March 2006, income property loans had dropped to 31% of total loans, compared to 40% a year earlier. Non-conforming home loans had grown to 26% of First Mutual's loan portfolio, compared to 23% a year earlier. The remaining portfolios, as a percentage of total loans, all increased by 1% over the past year. Consumer loans, primarily sales finance, grew to 12%, single family custom construction loans increased to 10%, business banking to 14%, commercial construction loans increased to 4%, and speculative single-family construction loans to 3% of total loans at the end of March 2006.

"We have a long history of keeping our asset quality among the best in our peer group, whether our core focus has been on commercial or consumer lending," Valaas said. "The first quarter was no exception, with a decline in non-performing loans and assets, as well as net charge-offs."

Non-performing loans (NPLs) were $468,000, or 0.05% of gross loans at March 31, 2006, compared to $954,000, or 0.11% of gross loans a year earlier. Non-performing assets (NPAs) were $495,000, or 0.05% of total assets at quarter-end, compared to $957,000, or 0.09% of total assets at the end of March 2005. Net charge-offs were just $53,000 in the first quarter, including a recovery of $171,000 on a residential loan, while the provision for loan losses was $71,000, down sequentially from $325,000. As a result, the loan loss reserve grew to $10.1 million, but remained flat compared to year-end at 1.13% of gross loans.

Total revenues increased 7% to $11.9 million in the first quarter of 2006, from $11.2 million in the same quarter last year, with net interest income and noninterest income showing fairly consistent gains. Reflecting the focus on containing funding costs in a rising interest rate environment, interest income grew by $3.5 million in the first quarter, while interest expense was up $3.1 million over the same quarter last year. Noninterest income grew 25% to $1.7 million, versus $1.4 million a year ago, with improvements in all categories, but with gain on sales of loans showing the most sizable growth. Noninterest expense increased 12% to $7.7 million, from $6.9 million in the first quarter of 2005, partially due to the expensing of stock options, which drove up salary and employee benefit expenses.

First Mutual generated a 17.8% return on average equity (ROE) in the first quarter of 2006, compared to 17.2% a year earlier. Return on average assets was 1.00%, compared to 1.02% in the first quarter of 2005. The efficiency ratio was 64.4%, versus 61.4% in the first quarter of 2005. Included in the efficiency ratio is $463,000 of costs associated with credit insurance. Absent that credit insurance, the efficiency ratio for the first quarter of 2006 would have been 60.5% as compared to 58.5% last year.

First Mutual's consistent performance has garnered attention from a number of sources. Keefe, Bruyette & Woods named First Mutual to its Honor Roll in 2005 and 2004 for the company's 10-year earnings per share growth rate. In August 2005, U.S. Banker magazine ranked First Mutual #34 in the Top 100 Publicly Traded Mid-Tier Banks, which includes those with less than $10 billion in assets, based on its three-year return on equity.

First Mutual Bancshares, Inc. is the parent company of First Mutual Bank, an independent, community-based bank that operates 12 full-service banking centers in the Puget Sound area and a sales finance office in Jacksonville, Florida.
www.firstmutual.com
Equal Housing LENDER	MEMBER FDIC

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FMSB - 54th Quarter of Record Profits

April 25, 2006

INCOME STATEMENT (Unaudited) (Dollars In Thousands, Except Per Share Data)	One Year Change	Quarters Ended March 31,		Three Month Change	Quarter Ended December 31, 2005
INTEREST INCOME:		2006	2005
Loans Receivable		$ 17,547	$ 13,932		$ 17,109
Interest on Available for Sale Securities		1,193	1,271		1,202
Interest on Held to Maturity Securities		90	94		98
Interest Other		118	102		104
Total Interest Income	23%	18,948	15,399	2%	18,513
INTEREST EXPENSE:
Deposits		5,916	3,571		5,453
FHLB and Other Advances		2,801	2,028		2,520
Total Interest Expense	56%	8,717	5,599	9%	7,973
Net Interest Income	4%	10,231	9,800	-3%	10,540
Provision For Loan Losses		(71)	(400)		(325)
Net Interest Income After Loan Loss Provision	8%	10,160	9,400	-1%	10,215
NONINTEREST INCOME:
Gain on Sales of Loans		756	525		323
Servicing Fees, Net of Amortization		335	326		287
Fees on Deposits		182	135		158
Other		442	384		535
Total Noninterest Income	25%	1,715	1,370	32%	1,303
NONINTEREST EXPENSE:
Salaries and Employee Benefits		4,446	3,946		4,183
Occupancy		1,010	784		1,029
Other		2,232	2,133		2,486
Total Noninterest Expense	12%	7,688	6,863	0%	7,698
Income Before Federal Income Tax		4,187	3,907		3,820
Provision for Federal Income Tax		1,473	1,323		1,331
NET INCOME	5%	$ 2,714	$ 2,584	9%	$ 2,489
EARNINGS PER COMMON SHARE:
Basic	4%	$ 0.51	$ 0.49	9%	$ 0.47
Diluted	6%	$ 0.50	$ 0.47	11%	$ 0.45
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic		5,301,838	5,301,235		5,287,234
Diluted		5,407,028	5,552,302		5,490,516

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FMSB - 54th Quarter of Record Profits

April 25, 2006

BALANCE SHEET (Unaudited) (Dollars in Thousands) ASSETS:	One Year Change	March 31, 2006	March 31, 2005	Three Month Change	December 31, 2005
Interest-Earning Deposits		$ 3,235	$ 2,167		$ 1,229
Noninterest-Earning Demand Deposits and Cash on Hand		23,037	13,301		24,552
Total Cash and Cash Equivalents	70%	26,272	15,468	2%	25,781
Mortgage-Backed and Other Securities, Available For Sale		110,064	124,349		114,450
Loans Receivable, Held For Sale		13,920	10,854		14,684
Mortgage-Backed and Other Securities, Held To Maturity		6,342	8,288		6,966
(Fair Value of $6,284, $8,339 and $6,971, respectively)
Loans Receivable	7%	881,462	821,483	0%	878,066
Reserve For Loan Losses		(10,087)	(9,490)		(10,069)
Loans Receivable, Net	7%	871,375	811,993	0%	867,997
Accrued Interest Receivable		5,362	4,676		5,351
Land, Buildings and Equipment, Net		34,269	29,541		33,484
Real Estate Held-For-Sale		27	-		-
Federal Home Loan Bank (FHLB) Stock, at Cost		13,122	12,998		13,122
Servicing Assets		2,474	1,893		1,866
Other Assets		2,040	1,842		2,464
TOTAL ASSETS	6%	$ 1,085,267	$ 1,021,902	0%	$ 1,086,165
LIABILITIES AND STOCKHOLDERS' EQUITY:
LIABILITIES:
Money Market Deposit and Checking Accounts		$ 290,734	$ 242,150		$ 263,445
Savings		8,165	8,570		8,054
Time Deposits		484,715	440,952		489,222
Total Deposits	13%	783,614	691,672	3%	760,721
Drafts Payable		1,172	445		734
Accounts Payable and Other Liabilities		6,980	12,254		15,707
Advance Payments by Borrowers for Taxes and Insurance		2,878	3,014		1,671
FHLB Advances		206,969	234,953		225,705
Other Advances		4,600	1,600		4,600
Long-Term Debentures Payable		17,000	17,000		17,000
Total Liabilities	6%	1,023,213	960,938	0%	1,026,138
STOCKHOLDERS' EQUITY:
Common Stock $1 Par Value-Authorized, 30,000,000 Shares Issued and Outstanding, 5,315,107, 5,308,294 and 5,296,810 Shares, Respectively		$ 5,315	$ 5,308		$ 5,297
Additional Paid-in Capital		45,631	45,842		45,289
Retained Earnings		13,062	11,327		10,877
Accumulated Other Comprehensive Income (Loss):
Unrealized (Loss) on Securities Available for Sale and Interest Rate Swap, Net of Federal Income Tax		(1,954)	(1,513)		(1,436)
Total Stockholders' Equity	2%	62,054	60,964	3%	60,027
TOTAL LIABILITIES AND EQUITY	6%	$ 1,085,267	$ 1,021,902	0%	$ 1,086,165

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FMSB - 54th Quarter of Record Profits

April 25, 2006

FINANCIAL RATIOS (Unaudited)	Quarter Ended March 31, 2006	Quarter Ended December 31, 2005	Quarter Ended March 31, 2005
Return on Average Equity	17.79%	15.74%	17.17%
Return on Average Assets	1.00%	0.93%	1.02%
Efficiency Ratio	64.36%	65.01%	61.44%
Annualized Operating Expense/Average Assets	2.83%	2.87%	2.71%
Yield on Earning Assets	7.17%	6.95%	6.16%
Cost of Interest-Bearing Liabilities	3.41%	3.09%	2.36%
Net Interest Spread	3.76%	3.86%	3.80%
Net Interest Margin	4.02%	4.18%	4.08%
	Quarter Ended March 31, 2006	Year Ended December 31, 2005	Quarter Ended March 31, 2005
Tier 1 Capital Ratio	7.28%	7.11%	7.40%
Risk Adjusted Capital	11.39%	11.21%	11.98%
Book Value Per Share	$11.67	$11.33	$11.48
AVERAGE BALANCES (Unaudited) (Dollars in Thousands)	Quarter Ended March 31, 2006	Quarter Ended December 31, 2005	Quarter Ended March 31, 2005
Average Assets	$ 1,085,716	$ 1,074,586	$ 1,012,843
Average Equity	$ 61,041	$ 63,227	$ 60,206
Average Net Loans (Including Loans Held for Sale)	$ 883,988	$ 873,042	$ 816,127
Average Non-Interest Bearing Deposits	$ 46,764	$ 46,368	$ 37,671
Average Interest Bearing Deposits	$ 725,404	$ 697,744	$ 645,850
Average Deposits	$ 772,168	$ 744,112	$ 683,521
Average Earning Assets	$ 1,018,253	$ 1,009,727	$ 962,613
LOAN DATA (Unaudited) (Dollars in Thousands)	Quarter Ended March 31, 2006	Year Ended December 31, 2005	Quarter Ended March 31, 2005
Net Loans (Including Loans Held for Sale)	$ 885,295	$882,681	$ 822,847
Non-Performing/Non-Accrual Loans (90+ Delinquent)	$ 468	$ 897	$ 954
as a Percentage of Gross Loans	0.05%	0.10%	0.11%
Real Estate Owned Loans and Repossessed Assets	$ 27	$ -	$ 3
Total Non-Performing Assets	$ 495	$ 897	$ 957
as a Percentage of Total Assets	0 .05%	0.08%	0.09%
Loan Loss Reserves	$ 10,087	$ 10,069	$ 9,490
as a Percentage of Gross Loans	1.13%	1.13%	1.14%
ALLOWANCE FOR LOAN LOSSES	Quarter Ended March 31, 2006	Quarter Ended December 31, 2005	Quarter Ended March 31, 2005
Balance at Beginning of Period	$ 10,069	$ 9,861	$ 9,301
Loan Loss Provision	$ 71	$ 325	$ 400
Net Charge-Offs from Reserves	$ 53	$ 117	$ 211
Balance at End of Period	$ 10,087	$ 10,069	$ 9,490

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FMSB - 54th Quarter of Record Profits

April 25, 2006

FINANCIAL DETAILS

Net Interest Income

For the quarter ended March 31, 2006, our net interest income increased $431,000, or 4%, relative to the first quarter of last year. This improvement resulted from growth in our earning assets, as the net effects of asset and liability repricing negatively impacted the quarter's net interest income. The following table illustrates the impacts to our net interest income from balance sheet growth and rate changes on our assets and liabilities, with the results attributable to the level of earning assets classified as "volume" and the effect of asset and liability repricing labeled "rate."

Rate/Volume Analysis	Quarter Ended March 31, 2006 vs. March 31, 2005 Increase/(Decrease) due to (Dollars in thousands)
	Volume	Rate	Total
Interest Income
Total Investments	$ (76)	$ 10	$ (66)
Total Loans	1,366	2,249	3,615
Total Interest Income	$ 1,290	$ 2,259	$ 3,549
Interest Expense
Total Deposits	$ 475	$ 1,870	$ 2,345
FHLB and Other	(198)	971	773
Total Interest Expense	$ 277	$ 2,841	$ 3,118
Net Interest Income	$ 1,013	$ (582)	$ 431

Earning Asset Growth (Volume)

For the first quarter of 2006, the growth in our earning assets contributed an additional $1.3 million in interest income relative to the like quarter last year. Partially offsetting this improvement was an additional $277,000 in interest expense incurred from the funding sources used to accommodate the asset growth. Consequently, the net impact of asset growth was an improvement in net interest income of slightly more than $1.0 million compared to the quarter ended March 31, 2005.

Quarter Ended	Average Earning Assets	Average Net Loans	Average Deposits
(Dollars in thousands)
March 31, 2005	$ 962,613	$ 816,127	$ 683,521
June 30, 2005	$ 979,981	$ 834,064	$ 705,680
September 30, 2005	$ 995,159	$ 854,343	$ 723,595
December 31, 2005	$ 1,009,727	$ 873,042	$ 744,112
March 31, 2006	$ 1,018,253	$ 883,988	$ 772,168

Our earning assets averaged slightly more than $1.0 billion for the first quarter of 2006, an increase of nearly $56 million, or 6% over the same quarter last year. The growth over the prior year was attributable to additional balances in our loan portfolio, as our securities portfolio contracted in size relative to its level as of March 31, 2005. Over the past year, we have typically found the yields available on investment securities to be significantly less attractive than those on loans, particularly when the funding costs to support the additional assets were taken into account. Consequently, as the securities in our portfolio amortized or matured over the last four quarters, we generally did not replace the paid off securities balances, and instead redirected those cash flows to support loan growth. In the event that market conditions should become more conducive to holding investment securities, we would consider increasing the size of our securities portfolio at that time.

While we have succeeded in growing our earning assets over the last year, the rate of growth has slowed in each of the last four quarters and actually declined by less than 1% (quarterly, not annualized) in the first quarter of this year. More specifically, while we continued to see portfolio growth in our Business Banking and Residential Lending segments in the first quarter of 2006, a substantial part of this growth was offset by reductions in our Consumer Lending and Income Property portfolios. In the case of the Consumer Lending segment, the portfolio contraction was largely attributable to a significant increase in loan sales, which totaled slightly more than $13 million for the first quarter.

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FMSB - 54th Quarter of Record Profits

April 25, 2006

In contrast, the decline in our Income Property portfolio, which continued a trend observed in recent quarters, is primarily a product of declining originations of permanent multi-family and commercial real estate loans, along with a high level of prepayments on the loan portfolio, which we attribute to a combination of a flat yield curve and increased competition from other lenders. The flat yield curve, which has resulted from a number of increases in short-term interest rates, has reduced the rate differential between short- and long-term financing costs and provided a financial incentive for borrowers to select longer-term, fixed-rate loans as opposed to adjustable-rate financing. As we have historically been an originator of short-term and adjustable-rate loans, this impacted us in two ways. First, as prospective borrowers sought loans with terms that fell outside of our typical underwriting structures, our originations of permanent multi-family and commercial real estate loans declined. Second, with the yield curve providing borrowers with a financial incentive to refinance adjustable-rate loans, which make up the majority of our loan portfolio, with longer-term, fixed-rate debt, the prepayment rates on our Income Property portfolio remained at relatively high levels. Increased competition among lenders in our local market accelerated both the decline in new volumes as well as portfolio payoffs, as the competition frequently resulted in lenders offering prospective borrowers new loan commitments, or existing borrowers the opportunity to refinance, at unusually low margins.

When taking into account our expected production volumes, payoffs, and loan sales for all business segments, including an estimated $14 million to $18 million in consumer loan sales, we anticipate loan growth in the range of $4 million to $6 million for the second quarter of 2006.

We generally rely on growth in our deposit balances, including certificates issued in institutional markets through deposit brokerage services, to support our asset growth. During times when our deposit growth is not sufficient to fully support our asset growth, we also utilize advances from the FHLB as an alternative funding source. For the first quarter of 2006, our deposits averaged $772 million, representing growth of nearly $89 million over the average level of the same quarter in the prior year. As of the quarter-end, total deposits were up $92 million from the March 31, 2005 level, with checking and money market balances accounting for nearly $48 million, or approximately 52% of the growth. As deposit growth exceeded that of our loan portfolio for the twelve months, it allowed us to reduce our outstanding borrowings from the FHLB; in this case by approximately $28 million at March 31, 2006 compared to one year earlier.

Between the 2005 year-end and March 31, 2006, our deposits grew nearly $23 million, with over $27 million in growth observed in our checking and money market accounts. While certificate balances declined by nearly $5 million, the decline in retail certificates was, in fact, significantly larger, as these declines were partially offset by a net increase of $13 million in certificates issued through deposit brokerage services and other institutional deposits. The decision to increase our institutional deposits in recent quarters has been attributable to rate differentials between these deposits and FHLB advances. Historically, rates on the two funding sources have been very comparable. On several occasions in recent quarters, however, the rates on brokered certificates have run as much as 20 basis points below the rates on comparable term FHLB advances. At such times we have routinely issued brokered deposits to replace FHLB advances.

We view our year-to-date deposit activity as very favorable to our longer-term objectives. First, in most interest rate environments, checking and money market accounts will typically represent a lower cost source of funds than certificates. Consequently, we view growth in these product types as being a priority for us and an important part of our future funding strategy. Second, with regard to the decline in retail certificates, we have attempted to move away from offering rates competitive with the higher rates in the local market. While this has resulted, and will continue to result in the months ahead, a minority of depositors exiting the bank for higher rates elsewhere, the majority of balances are remaining on our books at significantly lower costs to the bank. In the past, we have not had the opportunity to put such a strategy in place, as our loan portfolio growth required not only the retention of every possible depositor, but significant inflows of new deposit dollars.

Asset Yields and Funding Costs (Rate)

Quarter Ended	Net Interest Margin
March 31, 2005	4.08%
June 30, 2005	4.01%
September 30, 2005	4.03%
December 31, 2005	4.18%
March 31, 2006	4.02%

As had been expected and indicated in our fourth quarter 2005 press release, our net interest margin declined in the first quarter of 2006. At 4.02% the level achieved for the quarter remained comparable to our typical margin over the last several quarters, but fell short of the range we had forecasted in the aforementioned press release. The greater than expected decline in the margin was primarily attributable to a combination of increases in non-maturity deposit costs and large balances of maturing certificates and FHLB advances that were renewed at significantly higher rates than the maturing instruments. In contrast, the absence of rate increases in non-maturity deposit costs and smaller balances of maturing certificates and FHLB advances were major contributors to the unusually high margin in the fourth quarter of last year.
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FMSB - 54th Quarter of Record Profits

April 25, 2006

The effects of interest rate movements and repricing on our loan portfolio accounted for $2.2 million in additional interest income relative to the first quarter of last year. Adjustable-rate loans, which reprice according to terms specified in our loan agreements with the borrowers, accounted for approximately 84% of our loan portfolio as of the end of the first quarter this year. While most of the repricing of these loans occurs on an annual basis, a notable exception is those loans tied to the prime rate, which typically reprice within one or two days of any increase in the Federal Funds target rate by the Federal Reserve. With adjustable-rate loans accounting for the vast majority of our loan portfolio, and new loan production being originated at higher interest rates, all major loan categories benefited from rising interest rate indexes.

On the liability side of the balance sheet, the effects of interest rate movements and repricing increased our interest expense on deposits and wholesale funding by more than $2.8 million for the quarter. By comparison, the combined increase in the fourth quarter of 2005 totaled $2.4 million.

In the fourth quarter of 2005, our margin increased substantially as we completed the quarter without any significant increases in the rates paid to our depositors, and particularly on our non-maturity deposit products, while the yield earned on our loan portfolio continued to increase in response to rising market interest rates. This contributed significantly to the greater than expected net interest margin for that quarter. Additionally, promotional time deposit rate offered in the fourth quarter were offered only for new deposit balances, and not on renewals of maturing certificates. This allowed us to further contain increases in interest expense and improve our net interest margin.

In the first quarter of 2006, however, we realized that we could not avoid raising our deposit rates indefinitely and still expect to retain deposit balances. In response to aggressive deposit rates and product offerings by some of our competitors, we reached a point where we had no choice but to raise rates in order to retain balances. In doing so, the same factors that contributed to the expansion of the margin in the fourth quarter of 2005 led to the contraction of the margin in the first quarter of 2006.

Further impacting the margin this quarter were maturities of significant FHLB advance balances originated in the lower-rate environments of 2002 to 2004 and renewed between December 2005 and February 2006. Based on increases in market rates since that time, these advances were renewed at rates much higher than their original rates, resulting in increased interest expense and further compression of the margin.

As a result, for the first quarter of 2006, the net effects of rate movements and repricing negatively impacted our net interest income by $582,000 relative to the first quarter of 2005, as these deposit rate increases and large volumes of maturing/repricing liabilities resulted in a greater increase in liability costs than was observed for asset yields. In contrast, the net effects of asset and liability repricing had increased our net interest income by $290,000 for the fourth quarter of 2005 relative to the same period in 2004.

Looking forward, we expect to see continued compression in our net interest margin over the next two quarters as the impact of repricing large certificate balances in the second quarter takes effect and we increase sales of our home improvement (Sales Finance) loans, which are generally among our highest yielding assets. Between these two factors, we expect our net interest margin to decline to 3.95%-4.00% in the second quarter, followed by a further drop to 3.90%-3.95% in the third quarter, after which we expect the margin to slowly trend upwards as assets subject to repricing exceed that of liabilities, core deposits continue to grow, and more rate-sensitive certificate holders are replaced with less price-sensitive depositors.

Net Interest Income Simulation

The results of our income simulation model constructed using data as of February 28, 2006 indicate that relative to a "base case" scenario described below, our net interest income over the next twelve months would be expected to decline by 0.35% in an environment where interest rates gradually increase by 200 bps over the subject timeframe, and 0.79% in a scenario in which rates fall 200 bps. The magnitudes of these changes suggest that there is little sensitivity in net interest income from the "base case" level over the twelve-month horizon, with relatively consistent net interest income in all three scenarios.

The changes indicated by the simulation model represent variances from a "base case" scenario, which is our forecast of net interest income assuming interest rates remain unchanged from their levels as of the model date and that no balance sheet growth or contraction occurs over the forecasted timeframe regardless of interest rate movements. The base model does, however, illustrate the future effects of rate changes that have already occurred but have not yet flowed through to all the assets and liabilities on our balance sheet. These changes can either increase or decrease net interest income, depending on the timing and magnitudes of those changes.

Gap Report

Based on our February 28, 2006 model, our one-year gap position totaled -3.0%, implying liability sensitivity, with more liabilities than assets expected to mature, reprice, or prepay over the following twelve months. This remained relatively consistent with the gap ratio as of the 2005 year-end, which indicated a gap position of -5.3%.

Noninterest Income

For the first quarter of 2006, our noninterest income rose $345,000 over the same period in the prior year, representing growth of 25%, based primarily on significant increases in loan sales and gains thereon.
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FMSB - 54th Quarter of Record Profits

April 25, 2006

Gains/(Losses) on Loan Sales	1Q 2006	1Q 2005
Consumer	$ 749,000	$ 501,000
Residential	(20,000)	24,000
Commercial	27,000	0
Total Gains on Loan Sales	$ 756,000	$ 525,000

Loans Sold
Consumer	$ 13,016,000	$ 10,638,000
Residential	9,395,000	7,152,000
Commercial	1,010,000	0
Total Loans Sold	$ 23,421,000	$ 17,790,000

Gains on loan sales exceeded those of the prior year because of a substantial increase in the sales of our consumer loans. For the quarter, gains totaled $756,000, representing an increase of nearly 44% over the first quarter of last year. Improved execution also contributed to the improvement in gains relative to last year while the total volume of loans sold only increased 32%. Moreover, gains on consumer loan sales rose 49% while the total volume of loans sold increased by 22%.

In our fourth quarter 2005 press release, we noted that we were experiencing a growing level of interest in, and favorable opportunities to market our consumer loans to other institutional investors. As can be seen above, consumer loan sales exceeded both those of the first quarter of 2005 as well as our own expectation of $8 million to $10 million for the quarter. Based on our current levels of loan production and market demand, our expectation is for quarterly consumer loan sales to total in the $14 million to $18 million range, significantly exceeding the prior year's sales levels. Note that these expectations may be subject to change based on changes in loan production, market conditions, and other factors.

A sale of approximately $5.4 million in "interest only" residential mortgages contributed to a gain of $229,000 in the fourth quarter of 2005, which compares to a modest loss in the first quarter this year. This result was well below our expectation for the quarter, as a sale of low-documentation residential loans that had been expected to close in the first quarter of 2006 did not occur as previously anticipated. While we still regard a sale of these loans as possible in the future, it is our expectation that gains on residential loan sales will not represent a material source of income in future quarters.

Since our second quarter 2005 press release, in which we noted that we had experienced increased interest in sales of participations in our commercial real estate loans, the volume of commercial real-estate loans sold has remained relatively modest. While we would note that these volumes do not reflect a decision against expanding our commercial real-estate loan sales, we would reiterate our comment that commercial real-estate loan transactions, particularly those that are candidates for sales of participations to other institutions, tend to be larger-dollar credits and unpredictable in their timing and frequency of occurrence. As a result, the volumes of commercial real-estate loans sold, and gains thereon, can be expected to vary considerably from one quarter to the next depending on the timing of the loan and sales transactions.

Service Fee Income

	1Q 2006	1Q 2005
Consumer Loans	$ 332,000	$ 300,000
Commercial Loans	9,000	24,000
Residential Loans	(6,000)	2,000
Total Service Fee Income	$ 335,000	$ 326,000

For the first quarter of 2006, our total servicing fee income rose approximately 3% over the level earned in the same period last year, as an increase in fees earned on consumer loans sold to and serviced for other institutions offset reductions in service fees earned on other loan types. The growth in consumer loan service fees was largely attributable to additional loan sales in the first quarter and corresponding growth in our portfolio of consumer loans serviced for others. As was previously noted, we expect to significantly increase our sales of consumer loans in 2006. Based on this anticipated increase in sales volumes and resulting growth in the servicing portfolio, we expect to see continued growth in consumer loan service fee income in the remainder of 2006.

Because of a modest level of sales in recent quarters, fee income earned on our commercial loans serviced for others declined from its prior year level and was not a major contributor to our total service fee income this quarter. Residential loans are typically sold servicing released, which means we no longer service those loans once they are sold. Consequently, we do not view these loans as a significant source of servicing fee income.

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FMSB - 54th Quarter of Record Profits

April 25, 2006

Fees on Deposits

Fee income earned on deposit accounts rose by $47,000, or 34%, compared to the first quarter of 2005. The improvement was attributable to increased fees from checking accounts, which have grown as we have continued our efforts to expand our base of business and consumer accounts.

Other Noninterest Income

	1Q 2006	1Q 2005
ATM/Wire/Safe Deposit Fees	$ 74,000	$ 56,000
Late Charges	51,000	48,000
Loan Fee Income	96,000	70,000
Rental Income	157,000	166,000
Miscellaneous Fee Income	64,000	44,000
Total Other Noninterest Income	$ 442,000	$ 384,000

For the quarter, our noninterest income from sources other than those described earlier rose by nearly $58,000, or 15% over the same quarter last year. Loan fees, and more specifically brokerage fees on income property loans, which totaled $28,000 for the quarter, were the largest single contributor to this growth.

Significant growth was also observed in our Visa/ATM fee income, included in ATM/Wire/Safe Deposit Fees above, which totaled over $55,000 for the quarter, an increase of $13,000, or 30% over the first quarter of 2005. We expect this source of income to continue rising as checking accounts become a greater piece of our overall deposit mix.

Noninterest Expense

Noninterest expenses increased 825,000, or 12% in the first quarter of 2006 compared to the first quarter of 2005. On a sequential quarter basis, noninterest expenses decreased $10,000 from the fourth quarter of last year, representing a change of less than 1%.

Salaries and Employee Benefits Expense

Salary and employee benefits expenses increased 13% in the first quarter of 2006 compared to the same quarter of last year. The notable increase in this expense category from first quarter of 2005 to the first quarter of this year was related to compensation, in particular the expensing of stock option grants. On a sequential quarter basis, salary and employee benefits costs grew 6% or $263,000.

	Q1 2006	Q1 2005
Salaries	$ 2,973,000	$ 2,621,000
Commissions and Incentive Bonuses	540,000	511,000
Employment Taxes and Insurance	300,000	289,000
Temporary Office Help	95,000	42,000
Benefits	538,000	483,000
Total	$ 4,446,000	$ 3,946,000

The expense related to stock options in the first quarter of 2006 was $135,000. We anticipate that stock option expenses will show slight increases over the remaining quarters of 2006. As stock option expense is accounted for each quarter, the offset to the expense is recorded as additional paid-in capital, increasing total shareholders' equity. The offset in additional paid-in capital will continue as stock option expenses are recognized each quarter. Had stock option expenses been excluded, salary expense would have only increased by 8%.

A portion of the escalation in compensation expense in the first quarter was attributable to a rise in the number of full-time equivalent (FTE) employees. At the end of the first quarter of 2005, we employed 219 FTE employees, as compared to 234 FTE employees at quarter end. This change represents staff growth of 7%. Also affecting compensation costs were the annual increases in staff salaries, typically between 2 to 4%.

Salary expense increased on a sequential quarter basis, from $2,734,000 in the fourth quarter of 2005 to $2,973,000 in the first quarter of 2006. In addition to stock option expense, a significant reduction in deferred loan costs in our Residential Lending area contributed to the sequential quarter increase.

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FMSB - 54th Quarter of Record Profits

April 25, 2006

In accordance with current accounting standards, certain loan origination costs, including some salary expenses tied to loan origination, are deferred and amortized over the life of each loan originated, rather than expensed in the current period. Expenses are then reported in the financial statements net of these deferrals. The amount of expense subject to deferral and amortization can vary from one period to the next based upon the number of loans originated, the mix of loan types, and year-to-year changes in "standard loan costs". In this instance, both the number of loans originated by our Residential lending area in the first quarter of 2006 as well as the deferred costs associated with each origination declined relative to the fourth quarter of last year. Consequently, the amount of salary expense to be deferred and amortized declined between the fourth quarter of 2005 and first quarter of 2006, increasing our first quarter salary expense by $130,000.

Expenditures for temporary office help increased by 126% from the first quarter of 2005 to the same period in the current year, and 36% from the fourth quarter of 2005 to the first quarter of 2006. The business areas with the heaviest use of temporary office help in the first quarter of 2006 were the sales finance and consumer loan administration units. The increased use of temporary office help was attributable to the use of temporary help in positions affected by turnover and the use of "temp-to-perm" employment; that is, hiring an employee on a temporary basis before extending an offer of permanent employment.

Expenses related to pension plan administration and matching 401k contributions continued along an increasing trend. The escalation of costs related to employee pension plans is a function of increasing numbers of employees enrolled in the company-sponsored plan. At the end of the first quarter, 176 employees were enrolled in the plan as compared to 162 employees one year prior, an increase of 9%.

Occupancy Expense

Our total occupancy expense increased by 29% in the first quarter of 2006 compared to the first quarter of 2005. When comparing this year's first quarter to the last quarter of 2005, occupancy expense decreased by 2%.

	Q1 2006	Q1 2005
Rent Expense	$ 79,000	$ 78,000
Utilities and Maintenance	204,000	189,000
Depreciation Expense	509,000	339,000
Other Occupancy Costs	218,000	178,000
Total Occupancy Expense	$ 1,010,000	$ 784,000

The most significant increase was in depreciation expense, which rose 50% from the first quarter of 2005 to the like quarter this year. Within the depreciation expense category, the largest increase was attributable to depreciation of office building improvements. In the latter half of 2005, we concluded remodeling projects at our corporate headquarters, First Mutual Center, as well as several banking centers. In addition to the depreciation for building improvements, depreciation expense related to furniture, fixtures, and personal computers also increased, as the newly remodeled spaces were furnished and filled with new equipment. Depreciation expense was essentially unchanged between the fourth quarter of 2005 and the first quarter of 2006, rising from $508,000 to $509,000.

We expect to see continued increases in depreciation expenses in 2006, as a new banking center in West Seattle is scheduled for completion in the second quarter of 2006. At that time, the new banking center is expected to result in additional depreciation expense of $15,000 to $20,000 per quarter.

Within the other occupancy costs category, the cost of maintenance for computers, furniture, and equipment increased $32,000 from the first quarter of last year, largely due to a strategic change in the management of and contract on office equipment such as fax machines and copy machines. A comparison of the last quarter of 2005 to the first quarter of 2006 indicates that the same maintenance costs remained relatively stable, showing an increase of only $2,000. Upgrades to security systems in several banking centers also contributed to additional occupancy expense in the first quarter of 2006.

Other Noninterest Expense

Other noninterest expense increased only 5% from the first quarter of 2005 to the same period in 2006, as growth in credit insurance and other costs were partially offset by declines in expenses for marketing and public relations, outside services, and information systems. On a sequential quarter basis, other noninterest expense declined 11% or $254,000 from the fourth quarter 2005 level.

	Q1 2006	Q1 2005
Marketing and Public Relations	$ 252,000	$ 354,000
Credit Insurance	462,000	333,000
Outside Services	168,000	198,000
Taxes	145,000	141,000
Information Systems	204,000	247,000
Legal Fees	187,000	135,000
Other	814,000	725,000
Total Other Noninterest Expense	$ 2,232,000	$ 2,133,000

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FMSB - 54th Quarter of Record Profits

April 25, 2006

Marketing and public relations expenses declined from the first quarter of 2005 compared to both the same period of 2006 and the fourth quarter of 2005 as we reduced marketing expenditures for our Residential, Income Property, Business Banking and Community Business Banking departments. We anticipate that marketing expenses for the second quarter of 2006 will again be lower than the prior year level and fall within a range of $150,000 to $200,000. For the second half of 2006, however, we expect marketing spending to return to levels comparable to the prior year.

Credit insurance premiums increased by $129,000, or 39%, in the first quarter of 2006 compared to the first quarter of 2005, but remained essentially unchanged on a sequential quarter basis, with the majority of credit insurance premiums attributable to sales finance loans. For the first quarter of 2006, approximately 40% of the sales finance loan portfolio and 31% (by balance) of the loans originated in the quarter were insured. A small portion of consumer, residential, and income property loans are also insured. The fourth quarter of 2005 marked the inception of a new insurance policy on a pool of loans previously insured by an existing policy. This "double insurance" raised credit insurance costs by approximately $70,000 a quarter.

Our expenditures for credit insurance represent a significant component of our total noninterest expenses. As reported, our efficiency ratio for the first quarter of 2006 totaled 64.4%. If credit insurance costs were taken out of the noninterest expense calculations, our efficiency ratio would have been 60.5%.

Costs related to outside services decreased from the first quarter of 2005 to the first quarter of this year, declining by $30,000 or 15%. In the first quarter of last year, banking center renovations and relocating departments at First Mutual Center during stages of the building's remodeling resulted in an unusually high level of expense. The lack of these expenses in the first quarter of 2006 accounted for most of the decline in expenditures on a year-over-year basis. On a sequential quarter basis, outside services expenses declined by $81,000 or 33%. The higher costs in the fourth quarter of 2005 were partially the result of consulting fees paid for testing internal data processing controls related to compliance with the Sarbanes/Oxley Act, as well as expenses related to internal moves associated with the remodel of several banking centers and First Mutual Center late in 2005.

Tax expenses increased slightly from the first quarter of 2005 to the first quarter of 2006 when we increased the effective tax rate from 34% to 35.07%. The higher effective tax rate is a direct result of the expensing of stock options. As previously noted, the offset to stock option expense is recorded as additional paid-in capital in shareholders' equity. As such, some of these expenses are not deemed to be tax deductible, which results in a higher effective tax rate.

Compared to the first quarter of 2005, legal fees increased from $135,000 to $187,000, or 38%, with several work-out loans contributing significantly to the increase. Subsequent to the quarter-end, we successfully recovered a portion of the legal expenses related to some of these loans. Taking the recovery of these expenses into account, we anticipate legal fees of $70,000 to $80,000 in the second quarter. Additionally, legal expenses for our sales finance area were higher than the prior year mainly due to an annual compliance review process that evaluates the Bank's practices in the states in which we do business. Sales Finance related legal expenses totaled $35,000 last year and increased to $56,000 this year. Legal fees in the fourth quarter of 2005 were higher than the first quarter of 2006, partially as a result of expenses associated with several non-performing assets. We have subsequently recovered some of those expenses.

Reconciliation Of Net Income to Pro Forma Earnings

(dollars in thousands except per share amounts)	Q1 2005
Net Income, as reported	$2,584
Compensation Expense Related to Stock Options (net of tax)	($106)
Pro Forma Net Income	$2,478
Earnings Per Share:
Basic, as reported	$0.49
Basic, pro forma	$0.47

Diluted, as reported	$0.47
Diluted, pro forma	$0.45

Non-Performing Assets

Our exposure to non-performing loans and repossessed assets as of March 31, 2006 was:

Forty-six consumer loans. Full recovery anticipated from insurance claims.	$ 247,000
Five consumer loans. Possible loss of the total loan balances.	31,000
Four consumer loans. No anticipated loss.	28,000
One land loan in Seattle, Washington. Possible loss of $69,000.	162,000
Total Non-Performing Loans	$ 468,000
Total Real Estate Owned	27,000
Total Non-Performing Assets	$ 495,000

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FMSB - 54th Quarter of Record Profits

April 25, 2006

In the first quarter of 2006, following extensive negotiation with the borrower and other involved parties, we received $340,000 on a residential loan that had been partially charged-off in the third quarter of 2004. Included in this recovery was a $171,000 impairment charge that had been charged-off against the reserve for loan losses, $125,000 recovery of the outstanding principle, and $44,000 reimbursement of legal fees. This recovery, combined with the previously mentioned slowdown in loan portfolio growth led to a significant reduction in our provision for loan losses for the first quarter of 2006. Based on the unique and nonrecurring nature of this recovery, we expect our provision for loan losses to return to a more normal level in the second quarter.

Portfolio Information

Commercial Real Estate Loans

The average loan size (excluding construction loans) in the Commercial Real Estate portfolio was $713,000 as of March 31, 2006, with an average loan-to-value ratio of 62%. At quarter-end, two of these commercial loans totaling $456,800 were delinquent for 30 days or more. Small individual investors or their limited liability companies and business owners typically own the properties securing these loans. At quarter-end, the portfolio was 43% residential (multi-family or mobile home parks) and 57% commercial.

The loans in our commercial real estate portfolio are well diversified, secured by small retail shopping centers, office buildings, warehouses, mini-storage facilities, restaurants and gas stations, as well as other properties classified as general commercial use. To diversify our risk and to continue serving our customers, we sell participation interests in some loans to other financial institutions. About 9% of commercial real estate loan balances originated by the Bank have been sold in this manner. We continue to service the customer's loan and are paid a servicing fee by the participant. Likewise, we occasionally buy an interest in loans originated by other lenders. About $15 million of the portfolio, or 5%, has been purchased in this manner.

Sales Finance (Home Improvement) Loans

The Sales Finance loan portfolio balance declined $7 million to $79 million, based on $15 million in new loan production, $13 million in loan sales, and loan prepayments that ranged from 30%-40% (annualized). This reduction was primarily due to a higher level of loan sales this quarter than has occurred in the past.

We manage the portfolio by segregating it into its uninsured and insured balances. The uninsured balance totaled $47 million at the end of the first quarter 2006, while the insured balance amounted to $32 million. A decision to insure a loan is principally determined by the borrower's credit score. Uninsured loans have an average credit score of 734 while the insured loans have an average score of 668. We are responsible for loan losses with uninsured loans, and as illustrated in the following table the charge-offs for that portion of the portfolio have ranged from a low of $93,000 to a high of $223,000 in the most recent quarter. The charge-offs in the first quarter were largely attributable to bankruptcy filings that occurred as a consequence of the change in bankruptcy laws in October 2005.

UNINSURED PORTFOLIO - BANK BALANCES
	Bank Balance	Net Charge-Offs	Charge-offs (% of Bank Portfolio)	Delinquent Loans (% of Bank Portfolio)
March 31, 2005	$40 million	$ 141,000	0.35%	0.62%
June 30, 2005	$44 million	$ 147,000	0.33%	0.77%
September 30, 2005	$48 million	$ 98,000	0.21%	1.20%
December 31, 2005	$52 million	$ 93,000	0.18%	1.18%
March 31, 2006	$47 million	$ 223,000	0.47%	0.92%

Losses that we sustain in the insured portfolio are reimbursed by an insurance carrier. As shown in the following table, the claims to the insurance carrier have varied in the last five quarters from a low of $359,000 to as much as $1,023,000 in the fourth quarter of 2005. The substantial increase in claims paid during the fourth quarter 2005 and first quarter 2006 was largely attributable to bankruptcy filings that occurred just prior to the change in bankruptcy laws on October 17, 2005. The standard limitation on loss coverage for this portion of the portfolio is 10% of the original pool of loans for any given pool year.

INSURED PORTFOLIO - BANK AND INVESTOR LOANS
	Claims Paid	Claims (% of Insured Balance)	Delinquent Loans (% of Bank Portfolio)
March 31, 2005	$ 516,000	1.05%	2.75%
June 30, 2005	$ 359,000	0.70%	3.23%
September 30, 2005	$ 483,000	0.89%	3.64%
December 31, 2005	$ 1,023,000	1.87%	3.60%
March 31, 2006	$ 937,000	1.72%	3.60%

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FMSB - 54th Quarter of Record Profits

April 25, 2006

Through the third quarter of 2005, we maintained a relationship with a single credit insurance company (Insurer #1) that provided credit insurance on Sales Finance loans as well as on a small number of home equity products. In August 2005, we entered into an agreement with another credit insurance company (Insurer #2) to provide similar insurance products with very similar underwriting and pricing terms.

In October of 2005, we were unable to reach an agreement on the pricing of insurance for Sales Finance loans with Insurer #1, and have since placed newly insured loans with Insurer #2. This decision does not affect the pricing or coverage in place on loans currently insured with Insurer #1, and we continue to have a relationship with Insurer #1 for home equity loan products.

In March 2006, the pool for the policy year 2002/2003 reached the 10% cap from Insurer #1. Earlier, in October 2005, we acquired back-up insurance through Insurer #2 to address this circumstance. The policy through Insurer #2 added $1.07 million in additional coverage to that pool year, an amount equal to 10% of the outstanding balances at the policy date. The cost of this policy is competitive with the premiums that we were paying to Insurer #1. In addition to the insurance coverage, we have periodically adjusted our underwriting approval criteria to reflect ongoing risk.

Insurer #1

Policy Year*	Loans Insured	Current Loan Balance	Original Loss Limit	Claims Paid	Remaining Loss Limit	Remaining Limit as % of Current Balance	Current Delinquency Rate
2002/2003	$21,442,000	$8,693,000	$2,144,000	$2,143,000	$1,000	0%	4.53%
2003/2004	$35,242,000	$18,394,000	$3,524,000	$2,231,000	$1,293,000	7.03%	5.11%
2004/2005	$23,964,000	$17,125,000	$2,396,000	$580,000	$1,816,000	10.60%	3.08%

Policy years close on 9/30 of each year

Insurer #2
Policy Year	Loans Insured	Current Loan Balance	Original Loss Limit	Claims Paid	Remaining Loss Limit	Remaining Limit as % of Current Balance	Current Delinquency Rate
2002/2003*	$10,768,000	$8,693,000	$1,077,000	$39,000	$1,038,000	11.94%	4.53%
2005/2006**	$11,602,000	$10,232,000	Not Applicable**	$0	Not Applicable**	Not Applicable	0.84%

*Loans in this policy year are the same loans insured with Insurer #1 during the same time period.

**Policy year closes on 7/31 of each year

The prepayment speeds for the entire portfolio continue to remain in a range of between 30% and 40%. During the first quarter of 2006, the average new loan amount was $10,400. The average loan balance in the entire portfolio is $9,100, and the yield on this portfolio is 10.38%. Loans with credit insurance in place represent 40% of our portfolio balance, and 31% (by balance) of the loans originated in the first quarter were insured.

Residential Lending

The residential lending portfolio (including loans held for sale) totaled $328 million on March 31, 2006. This represents an increase of $21 million from the end of the fourth quarter, 2005. The breakdown of that portfolio at year-end was:

	Bank Balance	% of Portfolio
Adjustable rate permanent loans	$ 181 million	55%
Fixed rate permanent loans	$ 13 million	4%
Residential building lots	$ 39 million	12%
Disbursed balances on custom construction loans	$ 89 million	27%
Loans held-for-sale	$ 6 million	2%
Total	$ 328 million	100%

The portfolio has performed in an exceptional manner, and currently only two loans, or 0.10% of loan balances, are delinquent more than one payment.

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FMSB - 54th Quarter of Record Profits

April 25, 2006

The average loan balance in the permanent-loan portfolio is $208,000, and the average balance in the building-lot portfolio is $120,000. Owner-occupied properties, excluding building lots, constitute 76% of the loan balances. Our portfolio program underwriting is typically described as non-conforming, and largely consists of loans that, for a variety of reasons, are not readily salable in the secondary market at the time of origination. The yield earned on the portfolio is generally much higher than the yield earned on a more typical "conforming underwriting" portfolio. We underwrite the permanent loans by focusing primarily on the borrower's good or excellent credit and our overall exposure on the loan. We manually underwrite all loans and review the loans for compensating factors to offset the non-conforming elements of those loans. We do not currently originate loans with interest-only payment plans nor do we originate an "Option ARM" product, where borrowers are given a variety of monthly payment options that allow for the possibility of negative amortization.

Portfolio Distribution

The loan portfolio distribution at the end of the first quarter was as follows:

Single Family (including loans held-for-sale)	26%
Income Property	31%
Business Banking	14%
Commercial Construction	4%
Single-Family Construction:
Spec	3%
Custom	10%
Consumer	12%
100%

Adjustable-rate loans accounted for 84% of our total portfolio.

DEPOSIT INFORMATION

The number of business checking accounts increased by 17%, from 2,021 at March 31, 2005, to 2,354 as of March 31, 2006, a gain of 333 accounts. The deposit balances for those accounts grew 27%. Consumer checking accounts also increased, from 7,059 in the first quarter of 2005 to 7,521 this year, an increase of 462 accounts, or 7%. Our total balances for consumer checking accounts rose 4%.

The following table shows the distribution of our deposits.

	Time Deposits	Checking	Money Market Accounts	Savings
March 31, 2005	64%	13%	22%	1%
June 30, 2005	64%	14%	21%	1%
September 30, 2005	65%	14%	20%	1%
December 31, 2005	64%	14%	21%	1%
March 31, 2006	62%	13%	24%	1%

OUTLOOK FOR SECOND QUARTER 2006

Net Interest Margin

Our forecast for the first quarter was a range of 4.10%-4.15%; the margin for the quarter was below that forecast at 4.02%. Our margin was lower than expected because of unanticipated aggressive competitive pricing for money market accounts. To retain deposits we had to meet that pricing, which withdrew funds from existing money market accounts that had been priced at considerably lower rates. Our current expectation is that the margin will decline to a range of 3.95%-4.00% in the second quarter, followed by a further drop to 3.90%-3.95% in the third quarter. We anticipate that the margin will return to its traditional range of 4.00%-4.10% in the fourth quarter, when the repricing of loans will more closely approximate that of the funding sources. Our forecast is predicated on the assumption that the aggressive competitive pricing that occurred with money market accounts in the first quarter was an anomaly.

Loan Portfolio Growth

The loan portfolio, excluding loans held-for-sale, grew $3 million, considerably less than our forecast of $12-$17 million. We had anticipated commercial real estate loan growth to be strong in the first quarter, and that didn't occur. In the last few years commercial loan growth has been particularly good during the first quarter of each year and we had hoped to see that trend continue. In addition, consumer loan sales, which had been expected to be in the $8-$10 million range, amounted to $13 million, further reducing loan growth. Our outlook for second quarter is loan growth in the $4-$6 million range. We anticipate that consumer loan sales will be in the $14-$18 million range, as compared to $5 million in sales in the second quarter of last year.

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FMSB - 54th Quarter of Record Profits

April 25, 2006

Noninterest Income

Our estimate for the first quarter was a range of $1.4-$1.6 million. The actual result for the quarter exceeded that forecast at $1.7 million, with increased consumer loans sales accounting for most of the additional gain. For the second quarter, we anticipate fee income to fall within a range of $1.9-$2.1 million. The increase in consumer loan sales is largely responsible for the growth in fee income

Noninterest Expense

Our noninterest expense increased by 12%, on a quarter-to-quarter comparison, and was significantly greater than our forecast of 6.4%. At the time that we prepared the forecast we were anticipating restating the first quarter of 2005 for the effect of stock option expense. Subsequent to the forecast we realized that the amount of work and expense required to restate earnings for 2005 was prohibitive. However, if compensation expense for first quarter of 2005 had been restated the change in noninterest expense would have been 9%. Our forecast for the second quarter is $7.7 million, which is a growth of 7.8% in operating costs over the second quarter of 2005 and flat on a sequential quarter basis to first quarter.

This press release contains forward-looking statements, including, among others, statements about our anticipated yields on consumer lending products, anticipated loan growth and our anticipated increased sales of consumer loans and increased fees from servicing income in connection with the sale of loans, our anticipated fluctuations in our net interest margins, statements about our gap and net interest income simulation models, the information set forth in the section on "Outlook for Second Quarter 2006" and other matters that are forward-looking statements for the purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Although we believe that the expectations expressed in these forward-looking statements are based on reasonable assumptions within the bounds of our knowledge of our business, operations, and prospects, these forward-looking statements are subject to numerous uncertainties and risks, and actual events, results, and developments will ultimately differ from the expectations and may differ materially from those expressed or implied in such forward-looking statements. Factors that could affect actual results include the various factors affecting our acquisition and sales of various loan products, general interest rate and net interest changes and the fiscal and monetary policies of the government, economic conditions in our market area and the nation as a whole; our ability to continue to develop new deposits and loans; our ability to control our expenses while increasing our services, the quality of our operations; the impact of competitive products, services, and pricing; and our credit risk management. We disclaim any obligation to update or publicly announce future events or developments that might affect the forward-looking statements herein or to conform these statements to actual results or to announce changes in our expectations. There are other risks and uncertainties that could affect us which are discussed from time to time in our filings with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We are not responsible for updating any such forward-looking statements.

Note: Transmitted on Business Wire at 1:00 p.m. PDT, April 25, 2006.